Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

MAY 4, 2004

SUBJECT: FINANCIAL RESULTS

Contact:    Peter Zentz

          Corporate Communications Manager

          or

          Frank Dunne, Vice President, CFO & Treasurer

          (508) 563-1000

Benthos Announces Second Quarter and First Half 2004 Results

NORTH FALMOUTH, MASSACHUSETTS, MAY 4, 2004 . . . BENTHOS, INC. (NASDAQ: BTHS) today reported financial results for the second quarter and first half of fiscal 2004 ended March 31, 2004. Net sales for the quarter were $4,195,000, a decrease of 5.1% from sales of $4,419,000 in the second quarter of the previous fiscal year. Net loss for the quarter was $36,000, or ($0.03) per share, compared to a net loss of $40,000, or ($0.03) per share, in the second quarter of fiscal 2003.

In the Undersea Systems Division, second quarter 2004 sales were $2,757,000, a 14.9% increase compared to sales of $2,399,000 in the same period last year. Sales in the TapTone Package Inspection Systems Division in the second quarter of fiscal 2004 were $1,438,000, a 28.8% decrease from sales of $2,020,000 in the second quarter of 2003.

For the first half of fiscal 2004, Undersea Systems Division sales increased by 8.3% over the same period last year, while TapTone Package Inspection Systems Division sales declined by 29.1%. Overall, net sales for the Company were $8,018,000, a decrease of 8.6% compared to $8,771,000 in the first half of last year. The net loss for the first half of fiscal 2004 was $223,000, or ($0.16) per share, an 18.9% improvement compared to a net loss of $275,000, or ($0.20) per share, in the first half of fiscal 2003.

Commenting on today’s announcement, Ronald L. Marsiglio, Benthos President and CEO, said, “Clearly, this is a year of growing sales for our Undersea Systems Division, while our TapTone Package Inspection Systems Division continues to lag behind last year’s record-breaking sales.”

“The increase in Undersea Systems Division sales is partly attributed to an increase in orders for our seismic hydrophones used in offshore oil and gas exploration, as well as glass instrument housings that are used to package electronics for underwater use. Benthos received a large order in the second quarter of fiscal 2004 for these housings to be used in an astronomical observatory being constructed in the ice below the South Pole. The decrease in TapTone Package Inspection Systems sales over the last two quarters is related to the timing of large orders and shipments and design problems related to the launch of some new products. Although it will take some additional time, we are beginning to see positive signs and we believe this Division should regain its momentum in future quarters.”

“Included in the shipments for the second quarter were the five Stingray Remotely Operated Vehicle systems for the Canada Customs and Revenue Agency, ordered in August of last year. These units were shipped and accepted in the second quarter. Canada Customs has an option to buy ten more of these systems that are being used for ship hull inspections.”

“In the second quarter, Benthos introduced the SMART Release™ underwater data communications and instrument release management system. The SMART (Smart Modem and Release Technology) Release™ is a unique concept from Benthos that combines the proven technology of an underwater acoustic release with the reliable undersea communications functionality of an acoustic modem.”

Marsiglio concluded, “The combination of products we now offer and strong market demand within certain sectors has led to an overall increase in order activity during the last few months. If these conditions continue, fiscal 2004 should be another year of improved results for Benthos.”

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol BTHS. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are “forward-looking statements” within the meaning of the Federal Securities Laws. Forward-looking statements are based on management’s current assumptions and expectations, which are inherently subject to risks and uncertainties and are difficult to predict. Actual results could differ materially from those currently anticipated due to a number of factors which include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, availability of financing, regulatory changes and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company undertakes no obligation to publicly review or update any forward-looking information, whether as a result of future developments, newly acquired information or other matters.

Benthos, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

Assets	March 31, 2004	September 30, 2003
Current Assets:
Cash and Cash Equivalents	$26	$204
Accounts Receivable, Net	2,840	2,535
Inventories	3,123	3,076
Prepaid Expenses and Other Current Assets	119	153
Note Receivable and Other Receivable – Real Estate	—	1,150

Total Current Assets	6,108	7,118
Property, Plant and Equipment, Net	1,304	1,568
Goodwill	576	576
Acquired Intangible Assets, Net	337	456
Other Assets, Net	44	52

	$8,369	$9,770

Liabilities and Stockholders’ Investment
Current Liabilities:
Current Portion of Long-Term Debt	$279	$879
Line of Credit	250	—
Accounts Payable	1,731	2,160
Accrued Expenses	957	1,161
Customer Deposits	205	261

Total Current Liabilities	3,422	4,461

Long-Term Debt, Net of Current Portion	395	534

Stockholders’ Investment:
Common stock, $.06 2/3 Par Value –
Authorized – 7,500 Shares
Issued – 1,653 Shares at March 31, 2004 and September 30, 2003	110	110
Capital in Excess of Par Value	1,569	1,569
Retained Earnings	3,504	3,727
Treasury Stock, at Cost – 270 shares at March 31, 2004 and September 30, 2003	(631)	(631)

Total Stockholders’ Investment	4,552	4,775

	$8,369	$9,770

Benthos, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net Sales	$4,195	$4,419	$8,018	$8,771
Cost of Sales	2,434	2,635	4,815	5,451

Gross Profit	1,761	1,784	3,203	3,320
Selling, General & Administrative Expenses	1,298	1,283	2,481	2,540
Research and Development Expenses	424	426	794	823
Amortization of Acquired Intangibles	59	59	119	119

(Loss) Income from Operations	(20)	16	(191)	(162)
Interest Expense	(16)	(56)	(32)	(113)

Net Loss	$(36)	$(40)	$(223)	$(275)

Basic and Diluted Loss Per Share	$(0.03)	$(0.03)	$(0.16)	$(0.20)

Weighted Average Number of Shares Outstanding	1,383	1,383	1,383	1,383